Exhibit to Accompany
Item 77J (b)
Form N-SAR
Lend Lease Funds
(the "Funds")


According to the provisions of Statement of Position 93 - 2 (SOP
93 - 2) "Determination, Disclosure and Financial Statement Presentation of Income, Capital Gain and Return of Capital Distributions by Investment Companies, " the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at July 31, 2001 reclassifications for the Lend Lease U.S. Real Estate Securities
Fund were recorded to decrease undistributed net investment income by $28,007 and to increase accumulated undistributed net realized gain on investments by $28,007 and reclassifications for the Lend Lease European Real Estate Securities Fund were recorded to decrease paid in capital by $5,718 and increase undistributed net investment income by $5,718. These reclassifications have no impact on the net assets of the Funds and it is designed to present the Funds' accumulated net realized income account on a tax basis.